                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Section 240.14a-11(c)
         or Section 240.14a-12
                              STRYKER CORPORATION
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified In Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                              STRYKER CORPORATION
                                 P.O. BOX 4085
                         KALAMAZOO, MICHIGAN 49003-4085

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 30, 1997
                           -------------------------

     The Annual Meeting of Stockholders of Stryker Corporation will be held on Wednesday, April 30, 1997, at 2:00 p.m., at the Radisson Plaza Hotel at The Kalamazoo Center, Kalamazoo, Michigan, for the following purposes:

     1. To elect seven directors;

     2. To consider and act upon an amendment of the 1988 Stock Option Plan to limit the number of shares of Common Stock subject to stock options that may be granted in any calendar year to any person to 300,000; and

     3. To transact such other business as may properly come before the meeting.

     All stockholders are cordially invited to attend the meeting. Only holders of record of Common Stock at the close of business on March 3, 1997 are entitled to notice of and to vote at the meeting. If you attend the meeting, you may vote in person if you wish, even though you previously have returned your proxy.

     A copy of the Company's 1996 Annual Report is enclosed.

                      STOCKHOLDERS ARE URGED TO COMPLETE,
                      DATE AND SIGN THE ENCLOSED PROXY AND
                     RETURN IT IN THE ACCOMPANYING ENVELOPE

                                          David J. Simpson,
                                          Secretary

March 21, 1997

                              STRYKER CORPORATION
                                 P.O. BOX 4085
                         KALAMAZOO, MICHIGAN 49003-4085
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Stryker Corporation of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on Wednesday, April 30, 1997, and at all adjournments thereof. The solicitation will begin on or about March 21, 1997.

     All shares represented by a properly executed proxy will be voted unless it is revoked and, if a choice is specified, will be voted in accordance with such specification. If no choice is specified, the proxies will be voted FOR the election of the seven nominees named under "Election of Directors," unless authority to do so is withheld with respect to one or more of such nominees, and FOR the proposed amendment of the 1988 Stock Option Plan, as previously amended (the "1988 Plan"). Directors will be elected by a plurality of the votes cast at the meeting. Approval of the proposed amendment of the 1988 Plan will require a majority of the votes cast. Votes that are withheld and abstentions will be excluded entirely from the calculation and will have no effect on the outcome of the election of directors or the approval of the amendment of the 1988 Plan but will be counted in determining the presence of a quorum. In addition, a proxy will be voted in the discretion of the proxyholders with respect to such other business as may properly come before the meeting. A stockholder may revoke a proxy at any time prior to the voting thereof.

     There were outstanding as of the close of business on March 3, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, 96,890,416 shares of Common Stock of the Company. Each share is entitled to one vote on each matter brought before the meeting.

     Any proposal that a stockholder may desire to present to the 1998 Annual Meeting must be received by the Company at the above address on or prior to November 21, 1997 in order for such proposal to be considered for inclusion in the proxy statement and form of proxy for such meeting.

                      BENEFICIAL OWNERSHIP OF MORE THAN 5%
                        OF THE OUTSTANDING COMMON STOCK

     As used in this proxy statement, "beneficial ownership" means the sole or shared power to direct the voting and/or disposition of shares of Common Stock. In addition, a person is deemed to have beneficial ownership of any shares of Common Stock that such person has the right to acquire within 60 days.

     The following table sets forth, as of January 31, 1997, certain information with respect to the beneficial ownership of Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock:

                      NAME AND ADDRESS                                              PERCENT
                    OF BENEFICIAL OWNER                         NUMBER OF SHARES    OF CLASS
                    -------------------                         ----------------    --------
Arcadia Bank and Trust Company(1)...........................       22,850,100        23.6%
P.O. Box 50566
Kalamazoo, Michigan 49005
Putnam Investments, Inc.(2).................................        8,361,186         8.6%
One Post Office Square
Boston, Massachusetts 02109

-------------------------
(1) Arcadia Bank and Trust Company owns such shares as Trustee of a trust for the benefit of members of the Stryker family (the "Stryker Trust"). Under the terms of the trust agreement, an Advisory Committee, consisting of Jon
    L. Stryker, Patricia A. Stryker, Ronda E. Stryker, Gerard Thomas and Elizabeth S. Upjohn-Mason, has full voting and disposition power with respect to the shares of Common Stock owned by the Stryker Trust. Ronda E. Stryker is currently a director of the Company. A majority vote of the Advisory Committee is necessary with respect to matters regarding the shares of Common Stock held in the Stryker Trust, including voting and disposition.

(2) Based solely upon information contained in a Schedule 13G, dated January 27, 1997, filed with the Securities and Exchange Commission. According to the
    Schedule 13G, Putnam Investments, Inc. ("PI") and certain registered investment advisers that are wholly owned by PI are considered "beneficial owners" of an aggregate of 8,361,186 shares of Common Stock that are, in turn, beneficially owned by clients of such investment advisers, including members of the Putnam family of mutual funds and certain other institutional clients. Of the total amount reported beneficially owned by PI, Putnam Investment Management, Inc. has shared dispositive power over 7,957,399 shares of Common Stock and The Putnam Advisory Company, Inc. has shared voting power over 143,587 shares and shared dispositive power over 403,787 shares. PI is a wholly owned subsidiary of Marsh & McLennan Companies, Inc.

                              BENEFICIAL OWNERSHIP
                                 OF MANAGEMENT

     The following table sets forth certain information with respect to the ownership of shares of Common Stock by the current directors of the Company, all of whom are standing for reelection, the Named Executives referred to under the caption "Executive Compensation" and all executive officers and directors of the Company as a group:

                                                                NUMBER OF SHARES AND
                                                                PERCENT OF CLASS OF
                                                                COMMON STOCK OF THE
                                                                   COMPANY OWNED
                                                                 BENEFICIALLY AS OF
      NAME                                                      JANUARY 31, 1997(1)
      ----                                                      --------------------
John W. Brown...............................................       4,637,278 (4.8%)
Howard E. Cox, Jr. .........................................         177,400
Ronald A. Elenbaas..........................................         288,472
Donald M. Engelman, Ph.D. ..................................          54,200
Jerome H. Grossman, M.D. ...................................          56,200
William T. Laube............................................         323,590
John S. Lillard.............................................         152,820
Edward B. Lipes.............................................         143,353
William U. Parfet...........................................          20,000
David J. Simpson..........................................           330,620
Ronda E. Stryker............................................      25,288,220(26.1%)(2)
Executive officers and directors as a group (15 persons)....      31,582,953(32.4%)(2)

-------------------------
(1) Except for the shared beneficial ownership of 22,850,100 shares of Common Stock attributed to Ms. Stryker as a member of the Advisory Committee of the Stryker Trust, all as more fully set forth above under "Beneficial Ownership of More Than 5% of the Outstanding Common Stock," and 10,000 shares with respect to which Mr. Lillard shares voting and disposition power, such persons hold sole voting and disposition power with respect to the shares shown in this column. Includes 156,000 shares for Mr. Brown, 15,200 shares for Mr. Cox, 32,000 shares for Mr. Elenbaas, 52,800 shares for Dr. Engelman, 15,200 shares for Dr. Grossman, 64,000 shares for Mr. Laube, 10,400 shares for Mr. Lillard, 110,000 shares for Mr. Lipes, 76,000 shares for Mr. Simpson, 4,000 shares for Ms. Stryker and 616,400 shares for executive officers and directors as a group that may be acquired within 60 days after January 31, 1997 upon exercise of options. Does not include shares of Common Stock owned by the Company's Savings and Retirement Plan as to which executive officers may give voting instructions on certain non-routine matters that do not include either of the matters to be considered at the Annual Meeting. Such number of shares does not exceed 2,000 in the case of any executive officer. Ownership percentages representing less than one percent of the class outstanding have been omitted.

(2) Includes the shared beneficial ownership of 22,850,100 shares of Common Stock held in the Stryker Trust and attributed to Ms. Stryker as a member of the Advisory Committee of the Stryker Trust, all as more fully set forth above under "Beneficial Ownership of More Than 5% of the Outstanding Common Stock." 7,616,700 of the shares in the Stryker Trust are held for the benefit of Ms. Stryker.

                             ELECTION OF DIRECTORS

     Seven directors are to be elected to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. All of the nominees listed below are currently members of the Board of Directors. The nominees for directors have consented to serve if elected and the Company has no reason to believe that any of the nominees will be unable to serve. Should any nominee become unavailable for any reason, proxies will be voted for the alternate candidate, if any, chosen by the Board of Directors. Should additional persons be nominated for election as directors, the seven persons receiving the greatest number of votes shall be elected.

     The following information respecting the nominees has been furnished by them. Unless otherwise indicated, such persons have held the positions described below for more than five years.

              NAME, AGE, PRINCIPAL OCCUPATION                 DIRECTOR
                   AND OTHER INFORMATION                       SINCE
              -------------------------------                 --------
JOHN W. BROWN, age 62.......................................    1977
  Chairman of the Board, since January 1981, and President
  and Chief Executive Officer of the Company, since February
  1977. Also a director of Lunar Corporation, a medical
  products company, First of America Bank Corporation, a
  bank, the Health Industry Manufacturers Association and
  the American Business Conference.

HOWARD E. COX, JR., age 53..................................    1974
  Co-Managing Partner of Greylock Capital Limited
  Partnership, since February 1987, a General Partner of
  Greylock Partners & Co., Greylock Ventures Limited
  Partnership and Greylock Investments Limited Partnership,
  venture capital limited partnerships, since January 1979,
  May 1983, and January 1985, respectively, and affiliated
  with Greylock Management Corporation, an investment
  services organization, since August 1971. Also a director
  of Arbor Health Care Company, a sub-acute care company,
  HPR Inc., a clinical software company, AMISYS Managed Care
  Systems, Inc., an administrative software company, and The
  Vincam Group, Inc., a professional employer organization.

DONALD M. ENGELMAN, PH.D., age 56...........................    1989
  Professor of Molecular Biophysics and Biochemistry, Yale
  University, since 1979, with assignment to Yale College,
  the Graduate School and the Medical School. Consultant to
  the National Institutes of Health and the National Science
  Foundation.

JEROME H. GROSSMAN, M.D., age 57............................    1982
  Chairman and Chief Executive Officer of Health Quality,
  LLC, a corporation that develops and markets health
  outcomes products and services, and Chairman Emeritus of
  New England Medical Center, Inc., since 1995, and
  Professor of Medicine, Tufts University School of
  Medicine, since 1989. Prior to 1995, Chairman of the Board and Chief Executive Officer of New England Medical Center,
  Inc., from 1984, and President of New England Medical
  Center Hospitals from 1979 to 1984. Also Chairman, Federal
  Reserve Bank of Boston, a director of Arthur D. Little,
  Inc., an international management consulting company, and
  Tufts Associated Health Plan, Inc., a health maintenance
  organization, and a trustee of Wellesley College.

JOHN S. LILLARD, age 66.....................................    1978
  Corporate Director; Chairman-Founder of JMB Institutional
  Realty Corp., a registered real estate investment advisory firm, January 1992 to December 1996; President prior
  thereto, from April 1979. Also a director of Cintas
  Corporation, a uniform rental and manufacturing
  corporation, and Wintrust Financial Corporation and Lake
  Forest Bancorporation, bank holding companies.

              NAME, AGE, PRINCIPAL OCCUPATION                 DIRECTOR
                   AND OTHER INFORMATION                       SINCE
              -------------------------------                 --------
WILLIAM U. PARFET, age 50...................................    1993
  Co-Chairman of MPI Research, L.L.C., a toxicology research laboratory, since January 1996. Prior thereto, President
  and Chief Executive Officer of Richard-Allan Medical
  Industries, Inc., a manufacturer of medical products, from
  October 1993. Prior thereto, President of The Upjohn
  Company, a manufacturer of pharmaceutical, chemical and
  agricultural products, from January 1991 and Executive
  Vice President of The Upjohn Company from January 1989 to
  January 1991. Also a director of Pharmacia & Upjohn, Inc.,
  CMS Energy Corporation, Old Kent Financial Corporation and
  Universal Foods Corporation.
RONDA E. STRYKER, age 42....................................    1984
  Granddaughter of the founder of the Company and daughter
  of the former President of the Company. Also a director of
  Comerica Bank and the Kalamazoo Foundation and a trustee
  of Kalamazoo College.

     The Board of Directors has designated from among its members an Audit Committee which has general charge of the review of the Company's financial and accounting practices and controls. It also meets with the Company's independent accountants to determine the scope of the annual audit and review the reports and recommendations of such accountants on the results of such audit. The Audit Committee, which currently consists of Mr. Parfet (Chairman), Dr. Engelman, Mr. Lillard and Ms. Stryker, met twice during 1996. The Board of Directors has also designated a Compensation Committee, which currently consists of Ms. Stryker (Chairman), Dr. Engelman and Mr. Parfet, and a Stock Option Committee, which currently consists of Ms. Stryker (Chairman) and Mr. Lillard. The duties of these committees are described below under "Executive Compensation -- Report of Compensation and Stock Option Committees on Executive Compensation." The Board of Directors has not designated a nominating committee or other committee performing a similar function. Such matters are discussed by the Board as a whole.

                             DIRECTOR COMPENSATION

     The Board of Directors held five meetings during 1996. All of the directors attended more than 75% of the total meetings of the Board and all committees of which they were members in 1996. Directors who are not employees received directors' fees of $2,750 for each Board meeting attended and a fixed annual fee of $15,000. Directors who are also members of committees of the Board received a fee of $1,300 per day for committee meetings attended if such meetings were held on the same day as a Board meeting and $2,750 per day if such meetings were held on a day on which there was not a Board meeting. The Company also makes $50,000 of group life insurance available to its outside directors. In addition, Mr. Cox and Dr. Grossman consult with the Company with respect to long-range planning. Mr. Cox and Dr. Grossman each received $13,750 for these services in 1996. Also, $98,588 was paid to Dr. Engelman in 1996 as a consultant to the Company on its bone growth project.

                             EXECUTIVE COMPENSATION

GENERAL

     Set forth below is certain summary information with respect to the compensation of the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer (based on amounts reported as salary and bonus for 1996) who were serving as executive officers at December 31, 1996 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                               ------------
                                                                                SHARES OF
                                                       ANNUAL COMPENSATION     COMMON STOCK     ALL OTHER
                                                      ---------------------     UNDERLYING     COMPENSATION
       NAME AND PRINCIPAL POSITION            YEAR    SALARY($)    BONUS($)     OPTIONS(#)        ($)(1)
       ---------------------------            ----    ---------    --------    ------------    ------------
John W. Brown.............................    1996     500,000     450,000        40,000(2)       88,000
  Chairman of the Board, President and        1995     475,000     300,000            --          33,000
  Chief Executive Officer                     1994     425,000     290,000            --          33,000

Ronald A. Elenbaas........................    1996     275,000     245,000        40,000(2)       48,950
  Vice President; President, Stryker          1995     260,000     170,000            --          27,000
  Surgical Group                              1994     235,000     120,000            --          33,000

William T. Laube..........................    1996     260,000     150,000        40,000(2)       45,100
  Vice President; President, Stryker          1995     240,000     150,000            --          33,000
  Pacific Group                               1994     220,000     140,000            --          33,000

Edward B. Lipes...........................    1996     275,000     200,000        40,000(2)       50,050
  Vice President; President, Osteonics        1995     250,000     180,000            --          33,000
  Corp.                                       1994     220,000     125,000            --          31,075

David J. Simpson..........................    1996     274,583     225,000        40,000(2)       49,454
  Vice President, Chief Financial Officer     1995     249,583     175,000            --          33,000
  and Secretary                               1994     228,750     145,000            --          33,000

-------------------------
(1) Represents the Company's contributions, including matching of voluntary contributions by such person, under its tax-qualified Savings and Retirement Plan and under its Supplemental Savings and Retirement Plan, the purpose of which is to make available to executives certain benefits in excess of those permitted under the tax-qualified plan.

(2) Excludes options granted on February 20, 1996 for 40,000 shares that were canceled on April 24, 1996 upon the grant of new stock options. See "Report of Compensation and Stock Option Committees on Executive Compensation."

STOCK OPTIONS

     The following table contains information covering options to purchase shares of the Company's Common Stock granted to the Named Executives in 1996 pursuant to the 1988 Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  NUMBER OF
                                  SHARES OF
                                    COMMON       PERCENT OF
                                    STOCK          TOTAL
                                  UNDERLYING      OPTIONS
                                   OPTIONS       GRANTED TO     EXERCISE
                                   GRANTED      EMPLOYEES IN     PRICE        EXPIRATION           GRANT DATE
             NAME                   (#)(1)          1996         ($/SH)          DATE         PRESENT VALUE ($)(3)
             ----                 ----------    ------------    --------      ----------      --------------------
John W. Brown.................      40,000          2.2          25.44           (2)               (2)
                                    40,000          2.2          22.00      April 23, 2006       357,200
Ronald A. Elenbaas............      40,000          2.2          25.44           (2)               (2)
                                    40,000          2.2          22.00      April 23, 2006       357,200
William T. Laube..............      40,000          2.2          25.44           (2)               (2)
                                    40,000          2.2          22.00      April 23, 2006       357,200
Edward B. Lipes...............      40,000          2.2          25.44           (2)               (2)
                                    40,000          2.2          22.00      April 23, 2006       357,200
David J. Simpson..............      40,000          2.2          25.44           (2)               (2)
                                    40,000          2.2          22.00      April 23, 2006       357,200

-------------------------
(1) Such options were granted at 100% of fair market value on the date of grant and become exercisable as to 20% of the shares covered thereby on each of the first five anniversary dates of the date of grant.

(2) Options canceled on April 24, 1996 upon grant of new stock options. See "Report of Compensation and Stock Option Committees on Executive Compensation."

(3) The Grant Date Present Value has been calculated using the Black-Scholes option pricing model and assumes a risk-free rate of return of 6.25%, an option term of ten years, a dividend yield of 0.42% and a stock volatility of 29.4%. No adjustment was made for nontransferability or forfeitures. Such assumptions are based upon historical experience and are not a forecast of future stock price performance or volatility or of future dividend policy. Such information, which is presented in accordance with the requirements of the Securities and Exchange Commission, is not necessarily indicative of the actual value that such options will have to the Named Executives, which will be dependent upon market prices for the Common Stock.

     No options were exercised by the Named Executives during 1996. The following table sets forth information with respect to the unexercised options held by them at December 31, 1996.

                         FISCAL YEAR END OPTIONS VALUES

                                                        NUMBER OF SHARES OF
                                                      COMMON STOCK UNDERLYING     VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                                                       DECEMBER 31, 1996(#)      DECEMBER 31, 1996($)(1)
                                                      -----------------------    -----------------------
                                                           EXERCISABLE/               EXERCISABLE/
                       NAME                                UNEXERCISABLE              UNEXERCISABLE
                       ----                                -------------              -------------
John W. Brown.....................................        156,000/64,000            3,559,500/726,000
Ronald A. Elenbaas................................         32,000/60,000              556,400/639,980
William T. Laube..................................         64,000/60,000            1,203,520/639,980
Edward B. Lipes...................................        136,000/64,000            3,124,720/738,480
David J. Simpson..................................         76,000/60,000            1,474,180/639,980

-------------------------
(1) Calculated by determining the difference between the exercise price and the closing price of the Company's Common Stock as reported by The Nasdaq Stock Market for December 31, 1996.

     The following table sets forth information concerning the repricing of options held by any executive officer during the last ten years. See "Report of Compensation and Stock Option Committees on Executive Compensation."

                           TEN-YEAR OPTION REPRICINGS

                                              NUMBER OF     MARKET PRICE                                LENGTH OF
                                              SECURITIES      OF STOCK     EXERCISE PRICE              OPTION TERM
                                              UNDERLYING     AT TIME OF      AT TIME OF                 REMAINING
                                             OPTIONS/SARS   REPRICING OR    REPRICING OR      NEW       AT DATE OF
                                             REPRICED OR     AMENDMENT       AMENDMENT      EXERCISE   REPRICING OR
        NAME AND POSITION           DATE      AMENDED(#)        ($)             ($)         PRICE($)    AMENDMENT
        -----------------           ----     ------------   ------------   --------------   --------   ------------
Dean H. Bergy....................  4/24/96      10,000         22.00           25.44         22.00      9.8 Years
  Former Controller
John W. Brown....................  4/24/96      40,000         22.00           25.44         22.00      9.8 Years
  Chairman of the Board,
  President and Chief Executive
  Officer
Peter H. Chang, Ph.D. ...........  12/7/87      60,000          2.17            2.69          2.17      8.9 Years
  Former Vice President;
  Executive Vice President,
  Surgical Division
Ronald A. Elenbaas...............  12/7/87      90,000          2.17            2.69          2.17      8.9 Years
  Vice President; President,       4/24/96      40,000         22.00           25.44         22.00      9.8 Years
  Stryker Surgical Group
William T. Laube.................  4/24/96      40,000         22.00           25.44         22.00      9.8 Years
  Vice President; President,
  Stryker Pacific Group
Edward B. Lipes..................  3/25/93      20,000         11.19           17.13         11.19      9.1 Years
  Vice President; President,       4/24/96      40,000         22.00           25.44         22.00      9.8 Years
  Osteonics Corp.
Robert D. Monk...................  3/25/93      12,000         11.19           17.13         11.19      9.1 Years
  Former Treasurer/Controller
Julia M. Paradine-Rice...........  3/25/93       6,000         11.19           17.13         11.19      9.1 Years
  Former Treasurer
David J. Simpson.................  12/7/87     120,000          2.17            3.32          2.17      9.4 Years
  Vice President, Chief Financial  4/24/96      40,000         22.00           25.44         22.00      9.8 Years
  Officer and Secretary
Thomas R. Winkel.................  12/7/87     120,000          2.17            2.69          2.17      8.9 Years
  Vice President; President,       4/24/96      15,000         22.00           25.44         22.00      9.8 Years
  Stryker Americas/Middle East

REPORT OF COMPENSATION AND STOCK OPTION COMMITTEES ON EXECUTIVE COMPENSATION

     There are three basic elements in the Company's executive compensation program -- base salary, bonus and stock options. The Compensation Committee, which reviews executive compensation on an annual basis and is responsible for determinations regarding base salary and bonuses, formally met once during 1996 and held informal discussions on several occasions during the year. The members of the Compensation Committee, each of whom is an independent outside director, are Ms. Stryker (Chairman), Dr. Engelman and Mr. Parfet. Stock option awards are made by the Stock Option Committee, the members of which are Ms. Stryker (Chairman) and Mr. Lillard.

     The salaries of the Company's executive officers for 1996 were determined at the meeting of the Compensation Committee held in December 1995. Prior to such meeting, the members of the Committee were provided with broad-based survey reports on executive compensation prepared by the Health Industry Management Association and The Conference Board that provided compensation information for companies in the health care industry and U.S. corporations generally. While information concerning the compensation of most of the companies included in the Standard & Poor's Healthcare (Medical Products and Supplies) 500 Index (see "Performance Graph," below) was included in at least one of such reports, the particular reports were selected for the general information contained therein. The Chief Executive Officer reviewed the overall performance of each of the other executive officers during the year with the Committee at its December meeting. Based on a subjective evaluation of such performance and the Company's overall performance during the prior year and, in the case of division officers, that of the respective divisions, as well as general consideration of the information contained in the survey reports reviewed, the base salaries of the Company's executive officers, including Mr. Brown, were established by the Committee.

     A substantial portion of annual compensation of each of the Named Executives consists of the bonus element. In determining the amount of the bonus to be paid to each Named Executive, the Compensation Committee initially reviews the results of mathematical computations in which actual performance of the Company, in the case of Mr. Brown (the Chief Executive Officer) and Mr. Simpson (the Chief Financial Officer), whose responsibilities are at the corporate level, and of the operations for which such person had direct management responsibility, in the case of the divisional officers, is compared to goals and objectives established at the beginning of the year and a percentage so determined is applied to the dollar bonus potential established for each person at the beginning of the year. The bonus potential is established in the same general manner as salaries, with the view that, if the full potential is attained, the Named Executive's total cash compensation should be in the upper end of the range for companies of a comparable size. The primary element in such calculation for the Named Executives other than Mr. Brown in 1996, accounting for approximately 60% to 75%, was earnings growth. The other factors related to sales or order growth, asset management (accounts receivable and inventory) and cash flow in the case of Mr. Elenbaas, Mr. Laube and Mr. Lipes, and cash flow, tax management and expense control in the case of Mr. Simpson. In the case of Mr. Laube and Mr. Lipes, the final determination of the actual bonuses paid included a subjective evaluation of individual performance in light of the competitive environment in the operations for which they have responsibility and other challenges faced by such persons and achievements by them during the year. In Mr. Brown's case, a number of performance targets were considered, including growth in Company-wide earnings and orders and profit and sales growth for specific operations.

     The Company has had stock option plans in effect since it became a publicly-held company in 1979. The purpose of these plans has been to provide executive officers and other key employees with a personal and financial interest in the success of the Company through stock ownership, thereby aligning the long-range interests of such persons with those of stockholders by providing them with the opportunity to build a meaningful stake in the Company. Historically, stock options have had significant value to optionees, reflecting the appreciation in the market value of the Common Stock. The determination with respect to the number of options to be granted to any particular executive officer is subjective in nature and no specific performance measures or factors are applied. The number and status of options previously granted to an individual are not accorded significant weight in the determination. Current option grants are intended to encourage performance that will result in continued appreciation. Outstanding option grants, all of which have a ten-year term, become exercisable as to 20% on the first anniversary of the date of grant and as to an additional 20% on each successive anniversary. Accordingly, to realize the full value thereof, an executive officer must remain in the Company's employ for five years from the date of grant. Management of the Company believes that the stock option plans have been helpful in attracting and retaining skilled executive personnel.

     On April 24, 1996, the Stock Option Committee authorized the grant of options to purchase 40,000 shares of Common Stock to each of the Named Executives and options to purchase an aggregate of 670,000 shares to certain other employees, with exercise prices of $22 per share, upon surrender by such persons and cancellation of previously granted options, with exercise prices ranging from $22.94 to $25.44, covering the same number of shares. In authorizing such action, the Committee took into account its belief that the decline in the market price of the Company's Common Stock since the original date of grant reflected external market factors rather than factors concerning the Company and its operations and that the repricing of the options was appropriate in order to maximize the incentives provided to option recipients.

     Section 162(m) of the Internal Revenue Code limits the deductibility by a publicly-held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other Named Executive to $1 million. Qualified performance-based compensation will not be subject to the deduction limit if certain conditions are met. The proposed amendment to the 1988 Plan, which will limit the number of options that may be granted to any employee or director in any calendar year to 300,000, will ensure that gain recognized on the exercise of options will be treated as performance-based compensation. It is the Committee's intent that executive compensation generally be deductible. However, the Committee will authorize compensation that is not entirely deductible when doing so is consistent with its other compensation objectives and overall compensation philosophy.

     Compensation Committee                      Stock Option Committee
          Ronda E. Stryker, Chairman                Ronda E. Stryker, Chairman
          John S. Lillard                           Donald M. Engelman
                                                    William U. Parfet

PERFORMANCE GRAPH

     Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of the Company, the Standard & Poor's MidCap 400 Index and the Standard & Poor's Healthcare (Medical Products and Supplies) 500 Index. The graph assumes $100 invested on December 31, 1991 in the Company's Common Stock and each of the indices.

         MEASUREMENT PERIOD                STRYKER          S&P MIDCAP           S&P
        (FISCAL YEAR COVERED)            CORPORATION        400 INDEX         HEALTHCARE
                                                                              500 INDEX
                1991                       $   100           $   100           $   100
                1992                         78.37            111.91             85.68
                1993                         56.73            127.53             65.34
                1994                         73.96            122.96             77.48
                1995                        105.83            161.00            130.96
                1996                        120.85            191.91            150.30

     A similar graph that assumes $100 invested on December 31, 1986 in the Company's Common Stock and each of the indices is set forth below in order to illustrate the relative performance on a longer-term basis.

         MEASUREMENT PERIOD                STRYKER          S&P MIDCAP           S&P
        (FISCAL YEAR COVERED)            CORPORATION        400 INDEX         HEALTHCARE
                                                                              500 INDEX
                1986                     $     100           $   100           $   100
                1987                        109.37              97.9             106.7
                1988                        126.55            118.33            100.67
                1989                        231.98            160.39            138.11
                1990                        292.91            152.18            162.09
                1991                        938.32            228.42            265.08
                1992                        735.34            255.63            227.12
                1993                        532.28            291.29             173.2
                1994                        693.94            280.85            205.39
                1995                        993.04            367.75            347.14
                1996                      1,133.96            438.36            398.42

                    AMENDMENT OF THE 1988 STOCK OPTION PLAN

     The Board of Directors has approved, subject to the approval of stockholders, the setting of a limit on the number of shares of Common Stock subject to stock options that may be granted within any calendar year to any key employee or director under the 1988 Plan to 300,000. This amendment is intended to ensure that the gain recognized on the exercise of stock options granted to the Company's highest paid executive officers will be treated as performance-based compensation and, therefore, not subject to the $1 million limitation on the deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code. The Company has not historically granted stock options in numbers that approach the proposed limit. However, the Board did not want to unduly limit the flexibility of the Stock Option Committee to grant options in accordance with its judgment under the circumstances existing at any particular time and, accordingly, set the limit at a relatively high level. If the proposed amendment is not approved by the stockholders, no further options will be granted under the 1988 Plan after the date of the Annual Meeting.

     The following is a summary of the 1988 Plan as amended by the Board of Directors and submitted to the stockholders for approval. A copy thereof will be sent to stockholders upon request.

     The 1988 Plan provides for the grant of options covering up to 5,400,000 shares (as adjusted for stock splits) of Common Stock. If any option granted under the 1988 Plan is canceled or expires for any reason prior to being exercised in full, the unpurchased shares may again be subjected to an option under the 1988 Plan. Excluding options that were canceled or expired, options covering an aggregate of 3,819,200 shares have been granted under the 1988 Plan as of January 31, 1997. The 1988 Plan contains an anti-dilution provision, which provides for adjustment in the number of shares in the event of stock splits, stock dividends and the like.

     The 1988 Plan permits the Board of Directors to adopt rules and regulations for its administration and to terminate or amend the 1988 Plan, but the Board may not, without stockholder approval, increase the number of shares covered by the 1988 Plan, reduce the minimum purchase price or extend the term of the 1988 Plan or of any option granted thereunder.

     The Board of Directors (or Stock Option Committee if one has been appointed, as is currently the case) is authorized to prescribe the times at which an option may be exercised and the number of shares as to which an option may be exercised at such times, provided that the number of shares subject to stock options that may be granted within any calendar year to any person may not exceed 300,000. However, no option may be exercised before the expiration of one year from the date of grant, except in the case of the merger, consolidation, sale of assets or dissolution of the Company or if the optionee ceases to be an employee or director by reason of disability or death, or more than ten years after the date of grant, and no option may be granted after April 26, 1998. Under the 1988 Plan, the option price cannot be less than 100% of the fair market value of the Common Stock on the date the option is granted. The option price may be paid in cash, shares of Common Stock of the Company valued at the fair market value thereof on the date of exercise or any combination of cash and Common Stock. In addition, if the Board of Directors (or Stock Option Committee) so provides, payment of the exercise price may be made by delivering the exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price in full. The closing price of the Common Stock as reported by The Nasdaq Stock Market on March 3, 1997 was $28.375.

     Options under the 1988 Plan are exercisable during the optionee's lifetime only by the optionee and may not be transferred except by will or the laws of descent and distribution. The options terminate one month after the optionee ceases to be an employee or director, except that in the case of termination of employment by retirement or if, with the approval of the Board of Directors, the optionee ceases to be an employee or director because of disability or otherwise, the options terminate three months thereafter and, if the optionee ceases to be an employee or director by reason of death, one year thereafter.

     Options granted under the 1988 Plan will be designated to be "non-qualified stock options" or "incentive stock options" under Section 422A of the Internal Revenue Code. The grant of an option will have no immediate tax consequences to the optionee or the Company.

     The exercise of a non-qualified stock option will require an optionee to include in income, as compensation, the amount by which the fair market value of the acquired shares on the exercise date exceeds the option price. Upon a subsequent sale or taxable exchange of shares acquired upon exercise of a non-qualified stock option, an optionee will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares. The Company will be entitled (provided applicable withholding requirements are met) to a deduction at the same time and in the same amount as the optionee is in receipt of income in connection with the exercise of a non-qualified stock option.

     If the optionee exercises an incentive stock option and does not dispose of the acquired shares within two years after the date of grant of the option nor within one year after the date of the transfer of such shares to him (a "disqualifying disposition"), the optionee will realize no compensation income and any gain or loss that the optionee realizes on a subsequent disposition of such shares will be treated as long-term capital gain or loss. For purposes of computing the alternative minimum tax, however, the option generally will be treated as if it were a non-qualified stock option. If an optionee makes a disqualifying disposition, the optionee will be required to include in income, as compensation, the lesser of (i) the difference between the option price and the fair market value of the acquired shares on the exercise date or (ii) the amount of gain realized on such disposition. In addition, depending on the amount received as a result of such disposition, the optionee may realize long or short-term capital gain or loss. The Company will be entitled to a deduction at the same time and in the same amount as the optionee is in receipt of compensation income as a result of a disqualifying disposition. If there is no disqualifying disposition, no deduction will be available to the Company.

     Approval of the proposed amendment of the 1988 Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board of Directors recommends that stockholders vote FOR the amendment of the 1988 Plan.

                                 MISCELLANEOUS

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP, independent accountants, to audit the accounts of the Company and its subsidiaries for the year 1997. Ernst & Young LLP has acted in this capacity for many years. Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

OTHER ACTION

     The management has at this time no knowledge of any matters to be brought before the meeting other than those referred to above. If any additional matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matters.

EXPENSES OF SOLICITATION

     The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding proxy material to the beneficial owners of the stock held of record by such person.

                                          By Order of the Board of Directors

                                          David J. Simpson,
                                          Secretary

March 21, 1997

                             STRYKER CORPORATION
                P.O. BOX 4085, KALAMAZOO, MICHIGAN 49003-4085
                        ANNUAL MEETING OF STOCKHOLDERS
P                               APRIL 30, 1997

R

O THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STRYKER CORPORATION
X
        The undersigned, having received Notice of Annual Meeting of
Y Stockholders and Proxy Statement, each dated March 21, 1997, hereby appoints John S. Lillard and Ronda E. Stryker, and each of them, Proxies, with full power of substitution in each, to represent and to vote, as designated below, all shares of Common Stock of Stryker Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 30, 1997, and at all adjournments thereof, as set forth on the reverse side hereof.

          ELECTION OF DIRECTORS, NOMINEES:


          John W. Brown, Howard E. Cox, Jr.,    COMMENTS: (change of address)

          Donald M. Engelman, Ph.D.,            _______________________________

          Jerome H. Grossman, M.D., John S.     _______________________________

          Lillard, William U. Parfet,           _______________________________

          Ronda E. Stryker.                     (If you have written in the
                                                above space, please mark the
                                                corresponding box on the
                                                reverse side of this card.)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
APPROPRIATE BOXES ON THE REVERSE SIDE. IF YOU DO NOT MARK     / SEE REVERSE /
ANY BOXES, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE    /     SIDE   /
RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXIES
CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.






/X/  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.                                                      5869

EVERY PROPERLY SIGNED PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN ITEM 1, FOR THE PROPOSED AMENDMENT OF THE 1988 STOCK OPTION PLAN AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS REFERRED TO IN ITEM 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES
AND "FOR" ITEM 2:
                  FOR    WITHHELD
1. Election of    / /    / /  withhold authority to             2. Approval of the proposed amendment of the 1988 Stock Option Plan
   Directors.                 vote for all                         to limit the number of shares of Common Stock subject to stock
   (see reverse)              nominees.                            options that may be granted in any year to any person to
                                                                   300,000.
FOR, all nominees (except those whose names are listed below):
                                                                                                FOR   AGAINST  ABSTAIN


---------------------------------------------------
                                                               3. In their discretion, the proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the meeting.

                                                                                Change of Address/
                                                                                Comments on Reverse Side            /  /

                                                                        (Please mark, date and sign as your name appears above and return in the enclosed, postage paid envelope. If acting as executor, administrator, trustee, guardian, etc., you
                                                                         should so indicate when signing. If the signer is a
                                                                         corporation, please sign the full corporate name by duly
                                                                         authorized officer. If shares are held jointly, each
                                                                         stockholder named should be signed.


                                                                         --------------------------------------------------------
                                                                                                                           1997
                                                                         --------------------------------------------------------
                                                                         SIGNATURE(S)                                 DATE

